EXHIBIT 10.1

Arjent Services, LLC
570 Lexington Avenue, 22nd Floor
New York, NY 10022
Tel (212) 446-0006
Fax (212) 446-0020

April 30, 2008

Board of Directors
Inform Worldwide Holdings, Inc.
1175 South US Highway 1
Vero Beach , Florida 33062

Attention:  Mr. Ashvin Mascarenhas, Chairman & Chief Executive Officer

Dear Mr. Mascarenhas;

                Reference is made to our recent discussions relating to an offering of securities of Inform Worldwide Holdings, Inc.  (the "Company" trading on the OTCBB under the Symbol “IWWI”) through a private placement group of which Arjent Services LLC, (the "Placement Agent") would serve as the managing Placement Agent.  The Company may recommend to the Placement Agent other broker dealers who may be considered to participate as members of the private placement group. Based upon our discussions, financial material which you have submitted to us and representations which you have made to us describing the Company and its principals, and subject to (i) the satisfactory completion of our due diligence review of the Company's business and future plans; (ii) the future business and financial condition of the Company; (iii) economic and market conditions in general, we hereby confirm our agreement in principle to act as Placement Agent for the Company, on a Best Efforts basis, in connection with the Private Placement of the Company's securities (the "Offering") upon the following basic terms and conditions.

1.             The Offering shall consist of the sale by the Company  of up to an aggregate $3,200,000 of Secured Convertible Notes convertible into an aggregate of 16,000,000 shares of Common Stock of the  at a fixed price of $0.20 per share (the “Conversion Price”).     All Convertible Notes shall convert automatically into to Common Stock upon the filing of an S-1 or other acceptable registration statement with the Securities and Exchange Commission registering the underlying shares.  Such registration statement shall be filed within 45 days of the final closing of this Offering.

2.             The Company is desirous in retaining Arjent as their consultant.  The fee for such consulting services will be a Non Refundable cash payment of $450,000 and 6,000,000 shares of Common Stock of the Company which will issued upon execution of this agreement. and deemed non assessable and earned. In addition, upon closing of a subsequent Offering a minimum of $5,000,000 and  up to $20,000,000, the Company shall engage  Arjent or its nominee as its Merchant Banker and Consultant.

3.             The private placement discount and commissions shall be 10% (approximately $320,000) of the gross proceeds received from the sale of the Secured Convertible Notes to investors introduced to the Company by the Placement Agent.. The Placement Agent shall also be entitled to a nonaccountable expense allowance equal to 4% (approximately $130,000) of the gross proceeds of the Offering. The Placement Agent reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein  in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment.

4.             The Placement Agent shall be granted, commencing on the closing date of the Offering, a right of first refusal for any debt and/or equity financing by the Company for a period of two years from the closing date to purchase for its account or to sell for the account of the Company, or any subsidiary of or successor to the Company any securities of the Company or any such subsidiary or successor of the Company, that the Company or any such subsidiary or successor may seek to sell through an Placement Agent, or broker-dealer whether pursuant to registration under the Act or otherwise. The Company or any such subsidiary or successor will consult with the Placement Agent with regard to any such offering and will offer the Placement Agent the opportunity to purchase or sell any such securities on terms not more favorable to the Company, any such subsidiary or successor than it or they can secure elsewhere. If the Placement Agent fails to accept such offer within 10 business days after the mailing of a notice containing such offer by registered mail addressed to the Placement Agent (five (5) business days in the event the offer covers a sale under Rule 144), then the Placement Agent shall have no further claim or right with respect to the financing proposal contained in such notice. If, however, the terms of such proposal are subsequently modified in any material respect, the preferential right referred to herein shall apply to such modified proposal as if the original proposal had not been made.  The Placement Agent's failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.  The Company represents and warrants that there are presently no other rights of first refusal for future financing now outstanding.

5.             The Company shall, as soon as practicable, prepare and file with the Securities and Exchange Commission (the “Commission”), a Registration Statement under the Securities Act of 1933, as amended (the "Act"), covering the shares of common stock underlying the Secured Convertible Notes to be sold in the Offering and the 6,000,000 shares issued for consulting to Arjent. The proposed Registration Statement and all amendments thereto will be submitted to the Placement Agent and its counsel prior to filing with the Commission. The content of any oral comments and copies of all comment letters received from the Commission and state securities authorities shall promptly be supplied to the Placement Agent and its counsel. The Placement Agent shall be given the opportunity to make such review and investigation in connection with the Registration Statement as it deems desirable.

6.             Promptly after the date hereof, the Company will supply the Placement Agent with a list of all current shareholders of the Company and all persons who possess securities convertible or exercisable into Common Stock (including, without limitation, options and warrants).  On or before the closing date (Funding/Release of Escrow from PPM), the Company shall (i) file a Preliminary  Information Statement with the Securities and Exchange Commission disclosing the Board’s and Shareholder’s actions to amend the Certificate of Designation of the Series C Preferred Stock, which amendment shall modify the conversion ratio from 1 share of Series C Preferred for 10 shares of Common Stock to 1 share of Series C Preferred for 1 share of Common Stock, and upon approval by the SEC to file a Definitive Information Statement, mail the amendment to the shareholders and make the appropriate filings with the Florida Secretary of State; and  (ii) obtain from each of its officers and directors, and such other shareholders of the Company’s Common Stock (including those persons holding derivative securities) as the Placement Agent shall determine, and  any other person who, on or before the closing date, acquires shares from the Company or from any of the Company's officers, directors or shareholders (the persons referred to in clauses (i), (ii) and (iii) are hereinafter referred to as “Insiders") written commitments (the "Lock-up") in which each Insider agrees (A) not to sell, transfer, grant any rights in, pledge or otherwise dispose of any securities of the Company owned by such Insider (either privately or publicly pursuant to Rule 144 of the General Rules under the Securities Act of 1933 (the "Act") or otherwise) for a period commencing on the closing date and ending 180 days after the closing date of the Offering without the prior written approval of Placement Agent, except pursuant to a private transaction so long as the acquirer of the securities, at the time of acquisition, enters into a written agreement to be bound by the restrictions and agreements contemplated by this Paragraph 6; (B) that, in the event that any such Insider proposes to sell any security of the Company publicly at any time during the one year period commencing immediately after the end of said one year period, such Insider shall sell such securities through the Placement Agent, so long as the price and terms of execution offered by Placement Agent are at least as favorable as may be obtained from other brokerage firms; and (C) to enter into escrow agreements not to exceed two years if required by any state securities authority as a condition to registration of the Secured Convertible Notes in such state, if offers and sales in such state are deemed by the Placement Agent to be necessary for completion of the Offering.  Furthermore, each such Insider will agree not to sell or otherwise transfer any of the Company's securities owned by such Insider in a private transaction unless and until the purchasers or recipients of such securities agree to be bound by the restrictions and voting agreement imposed by the foregoing sentence. (any closing)

7.             The Company and the Placement Agent will cooperate in obtaining the necessary approvals and qualifications in such states as the Placement Agent deems desirable.

8.             In addition to the commissions and expenses set forth in paragraph 4 above, the Company shall pay all documented out of pocket costs and expenses paid to unaffiliated third parties incident to the issuance, purchase, sole and delivery of the Secured Convertible Notes including, without limitation, (i) all fees and expenses incurred in connection with the shares to be sold in the Offering; (ii) if applicable, the costs and expenses incurred in connection with listing the securities sold in the Offering on the Nasdaq National, Small Cap or OTC Bulletin Board Market; (iii) actual out of pocket and mailing expenses incurred by the Placement Agent with respect to the transmission of the offering materials; (iv) registrar and transfer agent fees; issue and transfer taxes, if any; (v) costs of counsel and accountants for the Company; (vi) all printing costs, including private placement documents, ; (vii) costs of engraving stock and warrant certificates; (viii) reasonable costs, up to a maximum of $15,000 of advertising the issue, including without limitation, the costs of "tombstone advertisements" to be placed in appropriate daily or weekly periodicals as the  Placement Agent may request; and (ix) costs and expenses of Offering memorabilia.  Any expenses incurred by the Placement Agent (excluding any fees payable to FINRA) shall not exceed in the aggregate $5,000 without the prior written consent of the Company.    .

Conferences and discussions between the Company and the Placement Agent shall be held as required within the City of New York in the State of New York.  If meetings shall be held outside of these areas and should the Placement Agent be required to incur special travel expenses in connection with such meetings and the proposed Offering, the Company agrees to pay such reasonable amount of pre-approved and documented traveling and lodging out-of-pocket expenses as may be incurred by the Placement Agent or its counsel, payable when incurred and billed.

Since an important part of the Placement Agent's due diligence investigations involves examination of both the background of the principals of the Company, the Company agrees, if requested by the Placement Agent, to engage and pay for, in an amount not to exceed $2,000, an investigative search firm of the Placement Agent's choice to conduct a background check of the principals of the Company.

9.             If applicable, at such time as the Company and the Placement Agent are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Private Placement Agreement will be negotiated.

10.           The Company shall, at its cost and expense, take all necessary and appropriate action to maintain the listing of the Company on the AMEX, Nasdaq National, Small Cap or OTC Bulletin Board Stock Market, and use its best efforts to remain listed thereon for at least five years after the Effective Date.

11.           The Company and the Placement Agent represent that no person has acted as a finder in connection with the transactions contemplated herein and the Placement Agent and the Company agree to indemnify each other with respect to any claim for a finder's fee in connection with the Offering.

12.           Upon conclusion of the Offering, the Company will engage a financial public relations firm and separately a media communications  company mutually acceptable to the Company and the Placement Agent to provide corporate communications services. The Company agrees and undertakes to consult with the Placement Agent prior to distribution to third parties of any financial information, news releases, and/or other publicity regarding the Company, its business, or any terms of the proposed Offering.

13.           The Company has designated Transfer Online or other acceptable agent as its transfer agent and the Company shall retain such transfer agent for at least two years following the offering.  The Company shall undertake to provide that (i) no transfer fees are charged to holders of its securities in connection with the any sales pursuant to Rule 144 under the Securities Act and (ii) it shall retain counsel at the Company's cost, who will provide any legal opinions in connection with transfers under Rule 144 of the Securities Act.  For a period of two (2) years from the Effective Date of the Registration, the Company, at its expense, shall provide the Placement Agent on a regular basis as requested with copies of the Company's daily transfer sheets and securities positions listings.

14.           The Placement Agent and the Company shall mutually agree on the use of proceeds of the Offering.

15.           If, at any time prior to the signing of the Private Placement Agreement or the closing, as the case may be, (i) the Company will not or cannot expeditiously proceed with the Offering, including without limitation as a result of the Company taking or not taking actions, or (ii) any of the representations, warranties or covenants of the Company herein are not materially correct or cannot be complied with, or (iii) in the Placement Agent's sole judgment, there occurs a material adverse change in the Company's financial condition, business, prospects or obligations, and the Placement Agent shall not commence or continue the private placement, or (iv) in the Placement Agent's sole judgment, market conditions are unsuitable for the Offering and the Placement Agent shall not commence or continue the private placement, the Company shall reimburse the Placement Agent for its actual documented out-of-pocket expenses paid to unaffiliated third parties (including, without limitation, its legal fees and disbursements) up to $75,000 including any advance previously paid pursuant to section 3 hereof.

The party so terminating shall have no liability to the other on account of any matters provided for herein, except that, regardless of which party elects to terminate, the Company agrees to reimburse the Placement Agent for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided herein, and, in the event of a sale or merger to which the Company or any subsidiary is a party within 180 days of the termination of this agreement, the Company shall engage the Placement Agent as its investment banker in connection with the transaction and pay the Placement Agent a transaction fee.

16.           (a)  This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

(b)  The Company and the Placement Agent: (a) agree that any legal suit, action or proceeding arising out of or relating to this Letter of Intent shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York in any such suit, action or procedure.  Each of the Company and the Placement Agent further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the New York State Supreme Court for the Southern District of New York, and agree that service of process upon them mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process in any such suit, action or proceeding.  In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

17.           The Company will retain securities counsel and independent auditors reasonably acceptable to the Placement Agent, and for a period of two years after the effective date, shall retain independent auditors reasonably acceptable to the Placement Agent.

18.           This Letter of Intent may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

We are delighted at the prospect of working with you and look forward to a successful Offering.

If you are in agreement with the foregoing, please execute and return two copies of this letter to the undersigned.

Very truly yours,

ARJENT SERVICES LLC,

By:	/s/ Robert Fallah
Robert Fallah, Co-Chairman

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN:

Inform Worldwide Holdings, Inc.

By	/s/ Ashvin Mascarenhas
Ashvin Mascarenhas, CEO